We consent to the incorporation by reference in Registration Statement No. 33-2070 of L. Luria & Son, Inc. on Form S-8 of our report dated April 25, 1997, which report includes explanatory paragraphs referring to the Company's change in accounting for certain buying and warehousing costs and the Company's ability to continue as a going concern, appearing in this Annual Report on Form 10-K of
L. Luria & Son, Inc. for the year ended February 1, 1997.

Deloitte & Touche LLP

Certified Public Accountants
Miami, Florida
May 1, 1997